UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014

VANDA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34186	03-0491827
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW Suite 300E Washington, DC	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 734-3400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 29, 2014, Vanda Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Piper Jaffray & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an offering price to the public of $11.60 per share (the “Offering Price”). Under the terms of the Underwriting Agreement the Company has also granted the Underwriters a 30-day option to purchase up to an additional 750,000 shares of Common Stock at the Offering Price. The net proceeds to the Company from the sale of the Common Stock are expected to be approximately $54.0 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase additional shares of Common Stock. The offering is expected to close on or about November 3, 2014, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering for sales and marketing expenditures in connection with the commercialization of HETLIOZ® in the U.S. for the treatment of Non-24-Hour Sleep-Wake Disorder, research and development activities and other general corporate purposes.

The Common Stock is being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-191434) filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2013 and declared effective by the SEC on October 4, 2013 and a preliminary and final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the offering. A copy of the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP relating to the legality of the issuance and sale of the Common Stock in the offering is attached as Exhibit 5.1 hereto.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 5.03.	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On October 26, 2014, the Company’s Board of Directors authorized an increase from 30,000 to 60,000 in the number of shares of our authorized preferred stock designated as Series A Junior Participating Preferred Stock (“Series A shares”). The increase was effected by a Certificate of Increase in the number of Series A shares filed with the Delaware Secretary of State which became part of the Company’s Amended and Restated Certificate of Incorporation. A copy of the Certificate of Increase is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The number of Series A shares is being increased in connection with the Company’s Rights Agreement dated as of September 25, 2008, as amended (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Under the Rights Agreement, the Company previously declared a distribution of one right for each share of its outstanding common stock and each share of common stock (including treasury shares) issued in the future (and prior to the “separation time” (as defined in the Rights Agreement)). Each such right entitles the holder to purchase from the Company as provided in the Rights Plan one one-thousandth (1/1,000th) of a Series A share.

ITEM 8.01.	OTHER EVENTS

On October 29, 2014, the Company issued a press release announcing that it had priced the Offering. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 29, 2014 by and among the Company, Jefferies LLC and Piper Jaffray & Co.

3.1	Certificate of Increase of Series A Junior Participating Preferred Stock

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

99.1	Press Release of Vanda Pharmaceuticals Inc., dated October 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

Dated: October 29, 2014	By:	/s/ James P. Kelly
James P. Kelly
Senior Vice President, Chief Financial Officer, Secretary, and Treasurer